Exhibit 15
February 9, 2009
Rockwell Automation, Inc.
1201 South 2nd Street
Milwaukee, WI 53204
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of Rockwell Automation, Inc. and subsidiaries for the three-month periods ended December 31, 2008, and 2007, and have issued our report dated February 3, 2009. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 2008, is incorporated by reference in this Registration Statement.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin